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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2004

TRANSMERIDIAN EXPLORATION, INC.
(Exact Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50715 (Commission File Number)	76-0644935 (IRS Employer Identification No.)
397 N. Sam Houston Parkway E., Suite 300 Houston, Texas (Address of Principal Executive Offices)		77060 (Zip Code)

Registrant's telephone number, including area code: (281) 999-9091

Former Name or Former Address, if Changed Since Last Report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

        Transmeridian Exploration, Inc. (the "Company") announced on November 12, 2004, that it had signed a Preferred Stock and Warrant Purchase Agreement (the "Agreement") with certain investors as provided for in such Agreement, to issue to such investors 1,785.714 shares of the Company's Series A Cumulative Convertible Preferred Stock, $0.0006 par value, at a purchase price of $14,000 per share, and to issue warrants to purchase up to 4,464,286 shares of the Company's common stock at an exercise price equal to $1.55 per share. In connection with such Agreement, the Company also entered into an Investor Rights Agreement, granting to such investors certain registration rights. A full description of the terms and conditions are set forth in the Agreement, the Warrants, and the Investor Rights Agreement, all of which are filed as exhibits with this current report and are incorporated herein by reference.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

        On November 12, 2004, the Company sold 1,785.714 shares of its Series A Cumulative Convertible Preferred Stock (the "Series A Preferred") in a private placement at a purchase price of $14,000 per share, and issued warrants to purchase up to 4,464,286 shares of the Company's common stock at an exercise price equal to $1.55 per share. The aggregate purchase price for the Series A Preferred and the related warrants was cash consideration of $25,000,000. Proceeds from the private placement of Series A Preferred Stock and Warrants will be used for general and corporate purposes, including funding the Company's development drilling program in the South Alibek Field in Kazakhstan and to pursue growth opportunities. The Series A Preferred were sold pursuant to Regulation D to investors who represented to us that they were accredited investors as defined in Rule 501 of Regulation D. The Company has granted certain registration rights relating to the shares of common stock convertible from the Series A Preferred Stock and the warrant shares.

        The Series A Preferred has a liquidation value of $14,000 per share and is convertible at the holders' option into common stock at a conversion price of $1.40 per share, subject to adjustments in certain circumstances. The holders of the Series A Preferred will be entitled to a quarterly dividend payable at the rate of four and one-half percent (4.5%) per annum, payable in cash. The holders of the Series A Preferred Stock shall have full voting rights and powers (subject to a beneficial ownership cap as described below) equal to the voting rights and powers of the holders of common stock, voting together with the holders of common stock as one class. Each holder of the Series A Preferred shall not, unless it chooses in advance not to be governed by this limitation, convert the Series A Preferred or exercise the Warrant Shares into common stock such that the number of shares of common stock issued after the conversion would exceed, when aggregated with all other shares of common stock owned by such holder at such time, in excess of 4.999% of the then issued and outstanding shares of common stock outstanding of the Company. So long as at least twenty (20%) percent of the Series A Preferred remains outstanding, the Company shall not issue any new securities or financial instruments that rank pari pasu or senior to the Series A Preferred without the approval of at least 75% of the Series A Preferred outstanding. Beginning one year following the effective date of the registration statement referred to above, the Series A Preferred shall automatically convert into the common stock of the Company at the conversion price of $1.40 per share (subject to adjustments), if the common stock trades at a price equal to or greater than $4.15 per share for twenty (20) consecutive trading days, subject to the applicable ownership limitations. In the event a holder is prohibited from converting into common stock due to the 4.999% ownership limitation described above, the excess portion of the Series A Preferred shall remain outstanding, but shall cease to accrue a dividend. A full description of the terms and conditions are set forth in the Agreement, the Warrants, and the Investor Rights Agreement, all of which are filed as exhibits with this current report and are incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description
4.1	Certificate of Designations of Series A Convertible Preferred Stock.
4.2	Form of Warrant.
10.1	Preferred Stock and Warrant Purchase Agreement, dated November 12, 2004.
10.2	Investor Rights Agreement, dated November 12, 2004.
99.1	Press Release

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transmeridian Exploration, Inc. (Registrant)
Date: November 15, 2004	By:	/s/ EARL W. MCNIEL Earl W. McNiel Vice President, Chief Financial Officer

List of Exhibits

Exhibit Number	Description
4.1	Certificate of Designations of Series A Convertible Preferred Stock.
4.2	Form of Warrant.
10.1	Preferred Stock and Warrant Purchase Agreement dated November 12, 2004.
10.2	Investor Rights Agreement dated November 12, 2004.
99.1	Press Release

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  ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
  ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES
  ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
List of Exhibits